Press Release

iCAD Reports Third Quarter 2005 Operating Results

NASHUA, New Hampshire - October 27, 2005 - iCAD®, Inc. (Nasdaq: ICAD), an industry-leading provider of Computer-Aided Detection (CAD) solutions for the early identification of cancer, today announced financial results for the third quarter and first nine months of 2005.

The Company reported revenue for the quarter ended September 30, 2005 of approximately $3.4 million, compared with approximately $6.0 million in the third quarter of 2004. Gross margin approximated 73% of sales in the third quarter of both 2005 and 2004. Net loss for the third quarter totaled ($2,562,831), or ($0.07) per share, compared with net income of $366,049, or $0.01 per share, in the prior-year period. Legal expenses of approximately $586,000, associated principally with the Company’s ongoing patent arbitration proceedings contributed to the loss in the most recent quarter.

For the nine months ended September 30, 2005, revenue declined to approximately $13.6 million, compared to approximately $17.0 million in the corresponding period of the prior year. Gross margin for the nine months of 2005 improved to 76% of sales, compared with 70% in the nine months ended September 30, 2004. Net loss for the nine months of 2005 totaled ($3,004,564), or ($0.08) per share, compared with a net loss of ($1,486,894), or ($0.05) per share, in the prior-year nine-month period.

Commenting on third quarter results, Scott Parr, iCAD’s President and CEO, stated, “Shipments and orders in the first two months of the third quarter were at record levels. In mid-September, however, a major clinical study was published in the New England Journal of Medicine, comparing the benefits of film-based and digital mammography. Study results revealed, among other findings, that digital mammography showed superior performance in detecting cancers in dense breasts and for younger women. We believe the release of this study delayed capital budgeting and purchasing decisions for enough film-based clinics in the final stages of CAD acquisition to adversely impact our September 2005 and our third quarter sales. This delay was particularly problematic because it occurred in the final weeks of the quarter, when historically a substantial percentage of quarterly orders are received and shipped.”

“Total product shipments during the month of October 2005 are higher than any full-month results recorded by the Company for the first month of a quarter. We consider this is a positive indicator that results in September reflected a pause, rather than a change, in the market for our film-based CAD solutions.”

“We anticipate,” said Parr, that as a result of a significantly expanded sales force and improved sales procedures, revised and more effective product marketing activities, and critical new product releases, fourth quarter 2005 sales should exceed those in the either the second or third quarter of 2005, and our sales objectives for 2006 are in excess of sales levels achieved 2004. With a strong balance sheet, approximately $6.5 million in cash at the end of the third quarter, and what we consider an advantageous competitive position in an expanded set of core markets, we look forward to demonstrating the strength of our business model in the fourth quarter of 2005 and beyond.”

The Company noted the following recently implemented improvements to its sales and sales management efforts:
•
The Company’s domestic sales force has doubled in size, from 8 at the end of the second quarter to 16 today. New sales representatives, some of whom have now been on board for more than ninety days, are beginning to contribute to sales, and that contribution is expected to increase throughout the fourth quarter;

•	Unit sales of the Company’s Second Look® digital product through Hologic, Inc. quadrupled in the third quarter of 2005 compared to the second quarter of 2005.
•
The Company has made significant progress, through the addition of sales staff and the implementation of supportive programs, in assuming greater control over lead generation and sales activities where distributor or reseller contributions have proven unsatisfactory. The Company believes that this is particularly important because sales to the Company’s non-exclusive national distributor of film-based CAD solutions declined from over $1.8 million in the first quarter of 2005, to less than $700,000 in the third quarter of 2005.

•
Several months ago, iCAD announced an increased effort to secure selling relationships with national accounts and buying groups. This week, iCAD signed a Purchasing Agreement with Amerinet, Inc., one of the nation’s largest such buying groups, representing more than 1,900 hospitals and more than 1,400 ambulatory and surgical centers in the United States. This is the first success in iCAD’s expanded national accounts program.

•
This month, the Company implemented a new and advanced call center program, consolidating inbound sales call management and out-bound direct marketing. The “Diamond Team” call center is expected to contribute to lead generation and qualification, increased promotion of the Company’s ClickCAD™ and other fee-per-procedure programs, and increased direct marketing to targeted and national accounts in support of the Company’s field sales team.

“Over the last two quarters,” Parr continued, “we have worked to upgrade iCAD’s brand marketing, enhancing our corporate identity, position and recognition in the marketplace. We have upgraded our communications, public relations and web identities, which represent important and necessary foundations for the Company. Our priority now is to clearly establish compelling and immediate reasons for mammographers to purchase iCAD products in a timely manner, and this must be addressed through improved specific product marketing. I believe that we have made significant progress in this regard, as illustrated by the following initiatives:”

•
iCAD’s “Gateway to Digital Program™”, first introduced in October 2005, clearly and precisely addresses the questions, concerns and opportunities confronting the smaller film-based mammography practices - one of the critical targets of iCAD’s business plan, and an area in which iCAD believes it has strong competitive advantages. “Gateway to Digital” provides a series of clinically and economically attractive alternatives that permit a film-based clinic to make the commitment to CAD now, while continuing to consider and approach digital workflow options from a longer-term perspective.

•
Over the past few months, iCAD has supported the development of a series of research studies and white papers that help radiologists better understand not just the benefits of CAD, but the comparative benefits of iCAD. These studies support new marketing points, including the finding that iCAD’s performance with dense breast images is comparable to performance with normal breast images, and the finding in one study that iCAD has 15% better performance in the detection of subtle calcifications - those most likely to be overlooked by radiologists - than our principal competitor’s products.

•
Dramatically revised product literature and marketing materials directly address three key questions: “Why buy CAD?”, “Why buy iCAD?”, and “Why buy now?” Select versions of these marketing materials are now available on our web-site.

•
In the fourth quarter we are implementing a series of web-based technical briefing programs making it easier for our Medical Director and principal technologists to interact and communicate with prospective buyers, thereby complementing the efforts of our field sales personnel.

•	Similarly, we expect to implement web-based product demonstration tools, providing more leverage and immediate impact in the sales process.”

“Critical new product releases, including an updated Second Look 700, our new Total Look™ product, our new PowerLook™ viewer and our new PureLook™ digitizer, are expected to play a key role in our strategy to build sales momentum,” noted Parr. “We have reintegrated iCAD’s Second Look 700 as the premier product in our film-based product line, at a new suggested list price of $89,995, with increased features and customer benefits, and a reduced manufacturing cost.”

“Total Look, PowerLook and Pure Look,” highlighted Parr, “are important and strategic products for iCAD. Historically, iCAD has been defined by the scale of the domestic CAD market and by increased competition with its principal competitor in this market. Our new products expand this definition in critical ways:
•
The market for Total Look, which allows radiologists to conveniently review prior film mammograms in digitial form, along with current digital mammograms for the same patient, is not restricted to CAD users. In simple terms, every mammography clinic that has made or will make the transition from film to digital workflows is a prospect for Total Look.

•
Unlike our CAD products, which have greater potential in U.S. markets that provide reimbursement for CAD procedures, Total Look is global in reach. Some of the immediate interest in this product has come from international markets.

•
iCAD’s historic cost of goods advantage, related to our history as a designer and manufacturer of film digitizers, has been restricted to film-based customers, and has not previously been a factor in our products for digital mammography applications. With Total Look, the Company has leveraged its capabilities as an integrated manufacture of digitizers into a key advantage in a significant, and growing, digital mammography market application, as well as in film-based market segments.

•
The benefits offered by our new PowerLook viewer are simple and dramatic: it provides film-based mammographers with digital viewing features previously available only to purchasers of expensive digital mammography systems. iCAD’s PowerLook can be used to examine suspicious areas in a breast image that may yield more information through windowing and leveling of regions of interest, thus permitting closer examination of darker image areas, including those associated with dense breasts and younger patients.

•
The Company believes that PowerLook will also enhance and accelerate sales of its Second Look 300 and Second Look 700 product lines, and represents an additional, software-only (and therefore higher margin) revenue opportunity in each such sale. PowerLook is offered at a suggested list price of $14,995, with promotional discounts anticipated in the fourth quarter.

•
iCAD’s new PureLook digitizer, which was designed to complement its Total Look and PowerLook products, provides enhanced image capture, emulating the characteristics found in images acquired through digital mammography. PureLook offers digitization characteristics that are superior to those achieved with conventional CCD digitizers, at a substantially lower cost and a higher level of reliability than older generation laser digitizers.”

Among other benefits, the Company believes that iCAD’s current product mix creates leverage in both film and digital mammography markets, offering bundling and integrated product offerings that can create important competitive distinctions. The “Gateway to Digital” program, which bundles the Second Look 300 with a Total Look upgrade, helps in the transition from film to digital practices. A similar bundle, incorporating Total Look with Second Look Digital CAD, is anticipated, and we expect it will be an attractive offering to digital mammography buyers.

“Over the long term, we believe that the Digital Mammography Study released in September should be supportive to our business in both film-based and digital mammography markets,” noted Parr. “Most immediately, increased adoption of digital mammography will increase our sale of CAD products for use with GE Healthcare, Hologic and Siemens digital mammography systems. We believe our new product offerings are critical and exceptionally well-timed initiatives that provide bridging solutions between film and digital mammography practices, at precisely the time when such solutions are required.”

Parr concluded his comments about improving sales by noting, “Our immediate priority is to grow sales through more effective marketing and selling activities. To accomplish this, we have made changes in personnel, structure and responsibilities within our sales and marketing organization.

The Company also commented on regulatory plans for new products for lung nodule and colonic polyp identification. “Our submission to Underwriter’s Laboratory (UL) and the FDA for approval of a CT product for the identification of lung nodules has been forwarded to the FDA with a recommendation for approval by UL. The FDA has raised several additional questions to the Company, and the Company responded to these questions, in writing, over the last week. The schedule or outcome associated with this additional review by the FDA cannot be predicted. In light of the FDA’s requirement that the Company’s submission for a lung nodule detection product be made with reference to a particular hardware configuration, and not on a software-only basis, the Company has modified its plan and schedule for submission of its Premarket Notification 510(k) Application with the FDA seeking clearance for sale of our product for use in colonic polyp identification. The Company now anticipates this submission will be made in the first quarter of 2006. iCAD anticipates demonstrating its products for the early detection of lung nodules and colonic polyps at the pending Radiological Society of North America show at the end of November, as “works in process”.

The Company has previously reported on allegations of patent infringement exchanged with R2 Technology, Inc. (“R2”), the Company’s principal competitor. With respect to arbitration arising out of this dispute, the Company is advised by its patent counsel to limit its comments to the following statement: The Company's patent dispute with R2 Technology proceeded to a hearing before an arbitration panel on October 18 and 19, 2005.  Post-trial briefing is due in early to mid-November, with a decision from the arbitrators due in early December.  The Company remains confident that it does not infringe any R2 patent, and that R2 has infringed one or more of the Company's patents.

iCAD’s management will host a conference call today at 11:00 am ET. Shareholders and other interested parties may participate by dialing +1 866 713 8307 (domestic) or +1 617 597 5307 (international) and entering passcode 42833782, a few minutes before the start of the conference call. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com or www.icadmed.com.
A replay of the conference call will be accessible two hours after its completion through November 3, 2005 by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering passcode 74745312. The call will also be archived for 90 days at www.streetevents.com, www.fulldisclosure.com and www.icadmed.com.

About iCAD, Inc.

iCAD, Inc. is an industry-leading provider of Computer-Aided Detection (CAD) solutions that enable healthcare professionals to identify cancer and other life-threatening conditions earlier by making medical services more effective, more accessible and more affordable for patients worldwide. Recipient of Frost & Sullivan’s Growth Strategy Leadership award, iCAD offers a comprehensive range of high-performance, upgradeable CAD systems for the high, mid and low volume mammography markets. iCAD is entrusted with the task of early cancer detection by almost one thousand women’s healthcare centers worldwide. For more information, call +1 877 iCADnow or visit www.icadmed.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements contained in this News Release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the risks of uncertainty of patent protection, the impact of supply and manufacturing constraints or difficulties, product market acceptance, possible technological obsolescence, increased competition, customer concentration and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “believe”, “demonstrate”, “intend”, “expect”, “estimate”, “anticipate”, “likely”, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. The Company is under no obligation to provide any updates to any information contained in this release.

iCAD is a registered trademarks of iCAD, Inc.

For iCAD investor relations, contact Kevin McGrath of Cameron Associates at +1 212 245 4577 or via email at kevin@cameronassoc.com.

For all other iCAD inquires, contact Monica Pandolfi of SHIFT Communications at +1 617 681 1235 or via email at mpandolfi@shiftcomm.com.
###

iCAD, INC.

Consolidated Statements of Operations
(unaudited)

	Three Months September 30,		Nine Months September 30,
	2005	2004	2005	2004

Sales
	$3,393,804	$5,977,048	$13,632,515	$17,040,515
Cost of sales	926,042	1,617,788	3,214,979	5,108,481
Gross margin	2,467,762	4,359,260	10,417,536	11,932,034
Operating expenses:
Engineering and product development	1,406,486	1,072,636	3,407,942	3,869,033
General and administrative	1,841,110	1,252,077	4,516,470	3,796,245
Marketing and sales	1,741,036	1,529,995	5,338,476	5,302,534
Total operating expenses	4,988,632	3,854,708	13,262,888	12,967,812

Income (loss) from operations	(2,520,870)	504,552	(2,845,352)	(1,035,778)

Interest expense - net	6,961	138,503	54,212	451,116

Net income (loss) before provision for income taxes	(2,527,831)	366,049	(2,899,564)	(1,486,894)

Provision for income taxes	35,000	-	105,000	-

Net income (loss)	$(2,562,831)	$366,049	$(3,004,564)	$(1,486,894)

Preferred dividend	31,109	30,697	92,312	100,858

Net income (loss) available to common stockholders	$(2,593,940)	$335,352	$(3,096,876)	$(1,587,752)

Net income (loss) per share
Basic	$(0.07)	$0.01	$(0.08)	$(0.05)
Diluted	$(0.07)	$0.01	$(0.08)	$(0.05)

Weighted average number of shares used
in computing income (loss) per share
Basic	36,737,096	34,056,589	36,580,641	33,879,913
Diluted	36,737,096	37,992,937	36,580,641	33,879,913

See accompanying notes to consolidated financial statements.

iCAD, INC.

Consolidated Balance Sheets

	September 30,	December 31,
	2005	2004
Assets	(unaudited )
Current assets:
Cash and cash equivalents	$6,475,972	$8,008,163
Trade accounts receivable, net of allowance for doubtful
accounts of $548,000 in 2005 and $450,000 in 2004	2,724,205	5,006,333
Inventory	2,412,676	1,013,806
Prepaid and other current assets	375,430	261,286
Total current assets	11,988,283	14,289,588

Property and equipment:
Equipment	2,714,027	2,078,306
Leasehold improvements	113,662	37,904
Furniture and fixtures	149,802	135,544
	2,977,491	2,251,754
Less accumulated depreciation and amortization	1,347,284	944,121
Net property and equipment	1,630,207	1,307,633

Other assets:
Patents, net of accumulated amortization	244,050	302,644
Technology intangibles, net of accumulated amortization	4,502,028	4,964,090
Tradename, distribution agreements and other,
net of accumulated amortization	488,267	756,867
Goodwill	43,515,285	43,515,285
Total other assets	48,749,630	49,538,886

Total assets	$62,368,120	$65,136,107

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,927,767	$2,006,500
Accrued interest	54,072	671,154
Accrued salaries and other expenses	2,131,195	1,373,191
Deferred revenue	316,300	439,717
Current maturities of note payable	1,500,000	1,500,000
Total current liabilities	6,929,334	5,990,562

Loans payable to related party	300,000	300,000
Note payable, less current maturities	750,000	1,875,000
Total liabilities	7,979,334	8,165,562

Commitments and contingencies

Stockholders' equity:
Convertible preferred stock, $ .01 par value: authorized
1,000,000 shares; issued and outstanding
6,374 in 2005 and 7,435 in 2004, with an aggregate liquidation value of $1,127,000 and $1,257,500 plus 7% annual
dividend, in 2005 and 2004, respectively.	64	74
Common stock, $ .01 par value: authorized
50,000,000 shares; issued 36,834,146 in 2005
and 36,410,170 shares in 2004; outstanding
36,766,270 in 2005 and 36,342,294 shares in 2004	368,341	364,101
Additional paid-in capital	130,690,090	130,271,515
Accumulated deficit	(75,719,445)	(72,714,881)
Treasury stock at cost (67,876 common shares)	(950,264)	(950,264)
Total stockholders' equity	54,388,786	56,970,545

Total liabilities and stockholders' equity	$62,368,120	$65,136,107